EXHIBIT 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into as of September 15, 2020, by and between Apogee Enterprises, Inc., a Minnesota corporation (“Apogee”), and Joseph F. Puishys (“Puishys”), an individual residing in the State of Minnesota.

WHEREAS, Puishys has served as the Chief Executive Officer (“CEO”) of Apogee and a member of the Board of Directors of Apogee (the “Board”) since August 2011;

WHEREAS, Puishys has announced to the Board his intention to retire from Apogee on February 27, 2021;

WHEREAS, the Board wants to recognize Puishys’ many years of loyal service to Apogee and to provide for the smooth transition of the CEO position;

WHEREAS, the parties desire to set forth all matters regarding Puishys’ retirement as CEO; and

WHEREAS, the Board believes it is in the best interests of Apogee’s shareholders to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, Puishys and Apogee agree as follows:

1.    Retirement as CEO. Effective on February 27, 2021 (the “Retirement Date”), Puishys shall retire as Apogee’s CEO and as a member of the Board and from all other officer positions he currently holds with Apogee and its affiliates and from all director positions he holds with Apogee’s affiliates. In the event that Puishys’ successor as CEO is elected by the Board prior to the Retirement Date, at the request of the Board, Puishys shall resign as Apogee’s CEO and his director position on the Board and from all other director positions he currently holds with Apogee and its affiliates and from all other director positions that he holds with Apogee’s affiliates but shall remain an employee of Apogee until the Retirement Date with such responsibilities reasonably assigned to him by the Board or his successor CEO in connection with the transition of the CEO position to his successor. Assuming that no “Change in Control” as defined in the Change in Control Severance Agreement dated as of January 1, 2018 (the “CIC Severance Agreement”) has occurred prior thereto, effective upon the Retirement Date, the CIC Severance Agreement shall terminate and be of no further force or effect. Additionally, for the avoidance of doubt, if a “Change in Control” as defined in the CIC Severance Agreement occurs prior to the Retirement Date, the CIC Severance Agreement shall govern Puishys’ severance and other post-closing rights and responsibilities in the event of a termination of Puishys’ employment prior to the Retirement Date under circumstances that qualify him for benefits under Section 4 of the CIC Severance

Agreement, and Puishys will not be entitled to benefits under this Agreement. Further, for the avoidance of doubt, if a “Change in Control” as defined in the CIC Severance Agreement occurs prior to the Retirement Date and Puishys remains employed through the Retirement Date, then Puishys’ agreement to retire as set forth in the first sentence of this Section 1 and all other provisions of this Agreement shall continue in effect and govern Puishys’ rights and responsibilities in connection with such retirement, and the CIC Severance Agreement shall terminate as of the Retirement Date and be of no further force or effect.

2.    Compensation Until the Retirement Date. Puishys shall continue to receive his current salary and other compensation to which he is entitled in his current position with Apogee to the Retirement Date notwithstanding any earlier resignation from his officer or director positions at the request of the Board in connection with the election of his successor as CEO. On the Retirement Date, all compensation related to Puishys’ employment with Apogee under all other agreements and arrangements, including all perquisite programs, if any, shall cease, and no further compensation shall be due from or paid by Apogee to Puishys, except as contemplated in this Agreement or as otherwise required by law; provided, however, that Apogee shall (i) pay Puishys his monthly base pay through the Retirement Date in accordance with Apogee’s payroll practices, less all applicable withholdings and deductions on the normal payroll date following the Retirement Date, and (ii) reimburse Puishys for unreimbursed business expenses properly incurred to the Retirement Date in compliance with the expense reimbursement policies and procedures of Apogee.

3.    Separation Compensation. After the Retirement Date, and subject to Puishys’ execution, without rescission, of the Release of Claims attached as Exhibit A hereto (the “Release”), Apogee shall make the following payments to and distributions for the benefit of, Puishys, at the time and in the manner set forth below.

(a)    Salary Continuation. Apogee will pay Puishys the equivalent of his current annual rate of salary ($935,000) as follows: (i) on Apogee’s first regular payroll occurring six (6) months after the Retirement Date, Apogee will pay Puishys a lump sum equivalent to six (6) months of his current annual rate of salary; (ii) thereafter, the remaining amount shall be paid in equal installments on Apogee’s regular payroll schedule for a period of six (6) months (both the lump sum and installments to be considered “Salary Continuation Payments”). All applicable payroll tax withholdings and deductions shall be deducted from Puishys’ Salary Continuation Payments.

(b)    Retention Incentive. Apogee will pay Puishys his fiscal 2021 retention incentive to which Puishys would be entitled if employed throughout fiscal year 2021 as CEO based upon the fiscal 2020 rating (90%) in Puishys’ annual CEO performance evaluation as conducted by Apogee’s Board of Directors. The payment of Puishys’ retention incentive will occur on or before March 15, 2021.

(c)    Vesting of Restricted Shares. Effective as of the Retirement Date, the Compensation Committee of the Board (the “Committee”) (i) shall recognize Puishys’ retirement as a “Retirement” for purposes of Puishys’ Restricted Stock Award Agreements with Apogee, dated April 26, 2018, April 25, 2019, and April 23, 2020, thereby causing all 53,628 shares of restricted stock that are unvested pursuant to the terms of such Restricted Stock Award Agreements as of the Retirement Date to immediately vest as of such date, and (ii) shall, pursuant to its authority under Section 3(a)(vi) of the 2009 Omnibus Stock Incentive Plan as Amended and Restated (2011) and Section 3(a)(vi) of the 2019 Stock Incentive Plan as applicable, cause to be accelerated all other unvested (as of such date) shares of restricted stock awarded to Puishys under such Plan and outstanding as of such date.

(d)    Vesting of Non-Qualified Stock Options. Effective as of the Retirement Date, the Committee, pursuant to its authority under Section 3(a)(vi) of the 2019 Stock Incentive Plan, (i) shall recognize Puishys’ retirement as a “Retirement” for purposes of Puishys’ Stock Option Award Agreement with Apogee, dated June 30, 2020, thereby causing all 215,600 non-qualified stock options that are unvested pursuant to the terms of such Stock Option Award Agreement as of the Retirement Date to immediately vest as of such date, and (ii) shall cause to be accelerated all other unvested (as of such date) shares of non-qualified stock options to Puishys under such Plan and outstanding as of such date. Additionally, effective as of the Retirement Date, the Committee, pursuant to its authority under Section 3(a)(vii) of the 2019 Stock Incentive Plan, shall modify such Stock Option Award Agreement to provide that such options may be exercised within six (6) months of the Retirement Date.

(e)    Fiscal 2021 Short-Term Incentive. Apogee will pay Puishys his fiscal 2021 short-term incentive to which Puishys would be entitled if employed as CEO throughout fiscal year 2021. The payment of Puishys’ short-term incentive will occur on or before May 31, 2021, after the Committee determines the amount earned based on Apogee’s achievement of financial performance metrics for the year. The Committee, when exercising its discretion in determining the amount earned based upon Apogee’s financial performance for fiscal 2021, will consider the economic consequences, and the effect on Apogee’s financial performance, of the COVID-19 pandemic that arose after the establishment of the financial performance metrics for the fiscal 2021 short-term incentive plan.

(f)    Medical Coverage. After the Retirement Date, as an additional benefit of Puishys signing this Agreement, Apogee will pay to its vendor its share of the cost of Puishys’ group medical, dental, and vision insurance for eighteen (18) months after the Retirement Date, provided that (i) Puishys pays directly to that vendor his share of the cost of that insurance, and (ii) completes and returns the necessary paperwork to continue that coverage.

(g)    Tax Treatment. Apogee and Puishys agree that 100% of the payments and benefits to be provided to Puishys pursuant to this Agreement (including, for the avoidance of doubt, the acceleration of vesting of shares of restricted stock) will be treated as income subject to W-2 reporting and withholdings pursuant to applicable federal, state, and/or local tax laws. Except for such amounts as are withheld from income by Apogee, Puishys agrees that he is solely responsible for any tax obligations resulting from the payments to be made to him pursuant to this Agreement. Apogee makes no representations or warranties with respect to the tax consequences of the payments referenced in this Agreement. Puishys further acknowledges and agrees that the payments set forth herein may result in taxable income to Puishys under applicable federal, state, and/or local tax laws. Puishys acknowledges and agrees that he will not seek any indemnification from Apogee with respect thereto.

4.    Continued Executive Benefits.

(a)    Prior to Retirement Date. Until the Retirement Date, Puishys shall be entitled to such medical, dental, disability, life insurance coverage, vacation, sick leave, holiday benefits and any other benefits, in each case as are customarily made available to Apogee’s executive officers, all in accordance with Apogee’s benefits program in effect from time to time.

(b)    After Retirement Date. After the Retirement Date, Puishys shall be entitled only to the benefits set forth in Section 3 of this Agreement, and to benefits mandated by applicable Minnesota law, including, without limitation, the right to continue, at Puishys’ expense, to participate in Apogee’s group life insurance program for the legally required period following his Retirement Date. For the avoidance of doubt, the parties acknowledge and agree that Puishys shall not continue to participate, after the Retirement Date, in any of the following plans, in each case, as amended to date, except with respect to balances of deferred accounts existing in any such plan as of the Retirement Date: (i) Apogee Enterprises, Inc. Amended and Restated Employee Stock Purchase Plan, (ii) Apogee Enterprises, Inc. Deferred Incentive Compensation Plan (2011), (iii) Apogee Enterprises, Inc. 401(k) Retirement Plan, and (iv) any executive perquisite plan of Apogee.

(c)    Death or Disability. In the event that Puishys dies or becomes disabled on or after the Retirement Date, but before all payments under Sections 2 or 3 have been made, his heirs, administrators, representatives, executors or his estate shall be entitled to the remaining compensation and benefits due to Puishys under those sections; provided that, if Puishys had not already entered into the Release prior to his death or disability, in order to receive the payments and benefits due to Puishys under Section 3, an authorized representative must enter into the Release on behalf of such heirs, administrators, representatives, executors or estate.

5.    Release. In consideration of the promises, covenants and other valuable consideration provided by Apogee in this Agreement, Puishys agrees that in order to be entitled to receive the payments and other benefits described in Section 3 of this Agreement, he must execute the Release attached hereto as Exhibit A on or within 21 days following the Retirement Date. Puishys specifically agrees and acknowledges: (a) that his agreement to waive rights under the Release is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”); (b) that he understands the terms of the Release; (c) that Apogee advises Puishys to consult with an attorney prior to executing the Release; (d) that Apogee has given him a period of up to twenty- one (21) days within which to consider the Release; (e) that nothing in this Agreement or the Release prevents or precludes Puishys from challenging or seeking a determination in good faith of the validity of the Release under the ADEA, nor impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and (f) that, following his execution of the Release, he has fifteen (15) days in which to rescind the Release, and that, if he chooses not to so rescind, the Release shall then become effective and enforceable. Puishys represents that if he signs the Release before the expiration of the 21-day review period, it is because Puishys does not need any additional time to decide whether to sign the Release. Changes to this Agreement, whether material or immaterial, will not restart the 21-day period. The Release shall be subject to the exceptions set forth in the last sentence of Section 1 thereof.

6.    Confidential Information. Puishys will not make any unauthorized use, publication or disclosure, either prior to, on or after the Retirement Date, of any confidential, secret or proprietary documents, materials or other information of or regarding Apogee, its affiliates or any of their respective existing businesses generated or acquired by him during his employment with Apogee, including, but not limited to, information of a confidential or trade secret nature (“Confidential Information”). Confidential Information includes information not generally known by or available to the public about or belonging to Apogee or belonging to other persons to whom Puishys knows, or has reason to know, that Apogee may have an obligation to maintain information in confidence including, without limitation, all strategic plans and all financial, operational and other forecasts for Apogee or any of its affiliates. Authorization for disclosure of Confidential Information, which may be withheld at Apogee’s sole discretion, may be obtained only from Apogee’s General Counsel or designee. Puishys will not disclose to Apogee, or induce Apogee to use, any confidential or trade secret information or material belonging to others. Notwithstanding anything in this Section to the contrary, nothing in this Agreement shall be deemed to prevent Puishys from providing information about Apogee to, or otherwise participating in any investigation or proceeding conducted by, the U.S. Equal Opportunity Employment Commission, U.S. National Labor Relations Board, the U.S. Occupational Health and Safety Administration, U.S. Securities and Exchange Commission or any other comparable state or local agency nor from disclosing Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order or subpoena of a court of competent jurisdiction or an authorized governmental agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, order or subpoena.

7.    Non-Competition.

a.    As a material inducement for Apogee to enter into this Agreement, Puishys agrees to protect Apogee’s Confidential Information and business goodwill and to not to compete with Apogee during the period prior to the Retirement Date and in accordance with the terms and for the additional periods set forth below:

i.

Non-Competition – Executive Managerial. Puishys may not, directly or indirectly, establish, operate, or have any ownership interest in, or perform executive or managerial services for a Competing Business in the Restricted Area for a period of one (1) year following the Retirement Date. For purposes of this Agreement, “Competing Business” means any person, entity or business that provides any product or service provided by Apogee or any of its affiliates (the “Company”) during the forty- eight (48) months immediately preceding the Retirement Date or any technology currently under development that may lead to a product or service to be provided by the Company. Because the Executive received and will receive Confidential Information about the Company’s entire business, the “Restricted Area” means the United States, Canada, and those additional geographic regions within North America and South America in which the Company is doing business or is actively-planning to do business as of the Retirement Date. This Agreement is not intended to prohibit a passive and non-controlling ownership of less than 1% of the stock in a publicly traded company.

ii.

Non-Competition—Non-Employee Board of Directors, Advising or Consulting. Puishys may not advise, consult with, or serve as a non-employee director of a Competing Business in the Restricted Area for a period of two (2) years following the Retirement Date.

iii.

Non-Recruitment. Without the prior written approval of Apogee, Executive shall not, for a period of two (2) years following the Retirement Date, hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment with the Company, on behalf of himself/herself or any other person or entity, any employee, independent contractor or any former employee of the Company whose employment with the

Company ceased less than six (6) months earlier. The foregoing shall not apply to hourly Company employees.

b.    The parties intend that each of the covenants referenced in Sections 6 and 7 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such clauses, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in Sections 6 or 7 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Puishys or Apogee hereunder, and the existence of any claim or cause of action of Puishys or Apogee against the other, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by Apogee of any of said covenants.

c.    Puishys understands and agrees that damages may be an inadequate remedy in the event of a breach or intended or threatened breach by him of any of his obligations in Sections 6 or 7, and that any such breach may cause Apogee irreparable injury and damage. Accordingly, Puishys agrees that Apogee shall be entitled, without waiving any additional rights or remedies otherwise available to Apogee and without the necessity of proving the inadequacy of damages or of posting any bond, to injunctive and other such equitable relief in the event of a breach or intended or threatened breach of any of said covenants by Puishys.

8.    Return of Property. On or before the Retirement Date, Puishys shall return all equipment and property in his possession that belongs to Apogee, including all files and programs stored electronically or otherwise that relate or refer to Apogee, and all original and copies of documents, notes, memoranda or any other written materials that relate or refer to Apogee, including material that constitutes Confidential Information, other than information or documents relating to Puishys’ Apogee compensation or benefit plans or programs in which he participates or participated.

9.    Non-Disparagement.

a.    Puishys agrees that he will not, and will use his reasonable efforts not to allow anyone acting on his behalf or at his direction at any time to, criticize, defame or disparage Apogee, its affiliates, any of their directors, officers or employees, any of their plans, or their actions to any third party, either orally or in writing. The provisions of this Section 9(a) shall not apply to any truthful statement(s) required to be made by Puishys or by any representative of Puishys in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding.

b.    Apogee agrees that none of its Senior Executives (as defined below) will criticize, defame or disparage Puishys, his performance with Apogee, his plans, or his actions to any third party, either orally or in writing. The provisions of this Section 9(b) shall not apply to any truthful statement(s) required to be made by Apogee or by any representative of Apogee in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding. For purposes of this Section 9(b), the term “Senior Executives” shall mean each of Apogee’s directors and its Chief Executive Officer, Chief Financial Officer, Vice President and General Counsel, Chief Human Resources Officer, and Vice President and Treasurer.

10.    Apogee’s Default in Payment. Should Apogee default in timely payment on the due date of any payment or amount due under this Agreement, Puishys shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Apogee. Apogee shall have ten (10) calendar days after the receipt of such a notice of default to cure any payment default. Puishys’ failure to provide such notice shall not negate Apogee’s obligation to make payment of any amounts due to Puishys under this Agreement, but Apogee’s ten-calendar-day cure period shall not commence until it receives such notice from Puishys.

11.    Breach of this Agreement. If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Agreement and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Agreement.

12.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

13.    Ambiguities in this Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

14.    Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Puishys, to his current residence address maintained in Apogee’s records.

If to Apogee:

Apogee Enterprises, Inc.

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

Attention: General Counsel

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

15.    Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

16.    Choice of Law. This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Hennepin County, Minnesota, and the construction and enforcement of this Agreement shall be governed by Minnesota law without regard to its conflict of laws rules.

17.    No Assignment of Claims. Puishys shall not assign or delegate any of his rights or obligations under this Agreement (subject to the rights under Section 4(c) of this Agreement) without the prior written consent of Apogee, and any attempted assignment without Apogee’s consent shall be void ab initio. Apogee may assign this Agreement to any successor of Apogee or any purchaser of all or substantially all of the assets of Apogee. No other assignment by Apogee shall be effective except with the prior written consent of Puishys.

18.    Entire Agreement; Amendment or Modification. This Agreement, the Release, any stock option agreements, any restricted stock agreements, any performance share awards, and any employee benefit plans or programs sponsored by Apogee in which Puishys is a participant, set forth the entire agreement between the parties with respect to the subject matter hereof, and any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement are superseded; provided, however, that the CIC Severance Agreement continues in full force and effect until terminated in accordance with Section 1 hereof. No amendment or modification of this Agreement shall be valid or binding on the parties hereto unless in writing and signed by both parties.

19.    Binding Effect of Agreement. This Agreement shall be binding upon Puishys, Apogee and their heirs, administrators, representatives, executors, successors and permitted assigns.

20.    Authority. The undersigned director of Apogee represents and warrants that he has authority to enter into this Agreement on behalf of Apogee.

21.    Attorney’s Fees. Apogee shall reimburse Puishys (or his heirs, representatives or his estate) for the appropriately documented fees and expenses of legal counsel to Puishys incurred in connection with the negotiation and execution of this Agreement, up to a maximum total reimbursement of $25,000.00.

22.    Section 409A Compliance. This Agreement is intended to comply with Section 409(A) of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exclusions thereto, and shall be construed and administered in accordance with such intent. Apogee and Puishys acknowledge that he is a “specified employee” (as determined in accordance with Section 409A) and that certain payments to be made hereunder may be subject to the terms of Section 409A. Therefore, notwithstanding anything to the contrary set forth in this Agreement, to the extent that any payment due hereunder constitutes “nonqualified deferred compensation” subject to Section 409A , and is payable on account of Puishys’ “separation from service” (as such term is defined in Section 409A), then the payment of any part of such amount that would have been made during the six (6) months following the separation from service shall be paid in a lump sum on the first day of the seventh (7th) month following the separation from service, and thereafter any remaining payments shall be paid without delay in accordance with their original schedule. For the avoidance of doubt, each payment made hereunder, whether or not part of a series of payments, will be treated as a separate payment for purposes of application of Section 409A. Neither Apogee nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to Puishys or any other person for any taxes, penalties, interest or like amounts that may be imposed on Puishys or other person due to any failure to comply with Section 409A.

[Signature Page to Follow]

The parties have duly executed this Agreement as of the date first written above.

APOGEE ENTERPRISES, INC.

/s/Donald A. Nolan
By:	Donald A. Nolan

Title:	Director and Non-Executive Chair of the Board of Directors

/s/Joseph F. Puishys
Joseph F. Puishys

EXHIBIT A

FORM OF RELEASE OF CLAIMS

1.    Release of Claims. Joseph F. Puishys (“Puishys”), on behalf of himself, his spouse, successors, heirs, and assigns, and except as expressly set forth herein, hereby forever releases and discharges Apogee Enterprises, Inc., including its parents, affiliates, subsidiaries, business units, directors, officers, employees, agents, predecessors, successors, insurers (other than providers of directors and officers liability insurance) and assigns (the “Released Parties”) to the fullest extent permitted by law from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against any Released Party with respect to, any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Puishys’ execution of this Release of Claims (“Release”) based on, arising out of, or related to Puishys’ employment with, transition from, or the ending of employment with Apogee including, without limitation any claims arising from rights under federal, state and/or local laws, including but not limited to those related to contract, or any form of retaliation, harassment or discrimination on any basis, or any related cause of action, including but not limited to any alleged violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Family and Medical Leave Act; the Minnesota Human Rights Act (“MHRA”); the Employee Retirement and Income Security Act; any claims grounded in contract or tort theories, including but not limited to breach of express or implied contract; tortious interference with contractual relations; promissory estoppel; breach of promise; breach of fiduciary or other duty; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; misrepresentation; defamation, including libel, slander, and self-publication defamation; infliction of emotional distress; and/or harassment; or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind (collectively, the “Released Claims”). The Released Claims shall not include any claims for compensation or benefits (collectively, the “Excluded Claims”): (i) set forth in Sections 2, 3, and/or 4 of the Transition Agreement between Puishys and Apogee dated [September ●, 2020] (the “Transition Agreement”), consistent with the terms set forth therein, or otherwise expressly preserved by the Transition Agreement, (ii) workers’ compensation benefits, unemployment compensation benefits, or claims for vested benefits that are due under the written terms of any Apogee benefit plan arising under the Employee Retirement Income Security Act or the Comprehensive Omnibus Budget Reconciliation Act that are not otherwise addressed in the Transition Agreement, (iii) rights under other vested equity awards, if any, or (iv) with respect to Puishys’ rights to be indemnified and to have costs of defense advanced to him as a current or former director, officer or employee of Apogee pursuant to the Minnesota Business Corporation Act and Apogee’s Articles of Incorporation and Bylaws or under any liability insurance policy carried by Apogee for the benefit of its current and past directors, officers and/or employees.

2.    No Lawsuits. Puishys warrants and represents that he has not filed any claims, charges, complaints or actions against any Released Party, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any claim released herein. Puishys also agrees that if any claim arising out of any act or omission occurring before Puishys’ execution of this Release based on, arising out of, or related to Puishys’ employment with, transition from, or the ending of employment with Apogee is prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award or other damages from such suit to the fullest extent permitted by law. Notwithstanding the prior sentence, this Release is not intended to and does not restrict Puishys from seeking or obtaining a U.S. Securities and Exchange Commission whistleblower award. If any agency or court assumes jurisdiction of any complaints, claims, or actions against any Released Party by or on behalf of Puishys arising out of any act or omission occurring before Puishys’ execution of this Release based on, arising out of, or related to Puishys’ employment with, transition from, or the ending of employment with Apogee, Puishys will request that the agency or court withdraw the matter or dismiss the matter in its entirety, with prejudice, and will execute all necessary documents to effect such withdrawal and/or dismissal with prejudice. To the extent required by law, nothing contained in this Release will be interpreted to prevent Puishys from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.

3.    ADEA Waiver. Puishys specifically agrees and acknowledges: (a) that his waiver of rights under this Release is knowing and voluntary as required under the ADEA and the OWBPA; (b) that he understands the terms of this Release; (c) that Apogee advises Puishys to consult with an attorney prior to executing this Release; (d) that Apogee has given him a period of up to twenty-one (21) days within which to consider this Release; (e) that nothing in this Release prevents or precludes Puishys from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and (f) that, following his execution of this Release, he has fifteen (15) days in which to rescind this Release insofar as it extends to potential claims under the ADEA, OWBPA, or MHRA, and that, if he chooses not to so rescind, the payments set forth in Section 3, and extension of benefits set forth in Section 4, of the Transition Agreement shall then be made to him in accordance with the terms of the Transition Agreement. Puishys understands that any changes to this Release, whether material or immaterial, will not restart the 21-day period.

4.    Revocation. Puishys understands that any rescission of this Release as set forth in Paragraph 3 must be in writing and delivered by hand or by certified mail, return receipt requested, within the applicable period to the attention of the General Counsel of Apogee. Puishys understands that if he exercises his right to rescind, then Apogee will have no further obligations to him under the Transition Agreement or to others whose rights derive from him. Rescission by Puishys will have no effect upon his retirement.

ACCEPTED AND AGREED TO:

DATE:	DATE:

APOGEE ENTERPRISES, INC.	JOSEPH F. PUISHYS

By:
Donald A. Nolan, Director and Non-Executive Chair of the Board of Directors

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